EXHIBIT 10.3


AGREEMENT BETWEEN THE AGRICULTURAL FOUNDATION OF CALIFORNIA STATE UNIVERSITY, FRESNO AND BION ENVIRONMENTAL TECHNOLOGIES, INC.

(Regarding the contribution, installation, use and removal of environmental testing equipment/structures)


This Agreement (hereinafter referred to as the "Agreement") is entered into this 19th day of November, 2002, by Bion Environmental Technologies, Inc. (hereinafter referred to as "BION"), and the Agricultural Foundation of California State University, Fresno, a California nonprofit public benefit corporation serving as a California State University sponsored projects auxiliary organization (hereinafter referred to as the "Agricultural Foundation").

WHEREAS, the Agricultural Foundation is not a public agency, but rather an Internal Revenue Code Section 170 (c) qualified charitable organization exempt from taxation under Internal Revenue Code Section 501 (c) (3) and California Revenue and Taxation Code Section 23701d; and

WHEREAS, the Agricultural Foundation, by virtue of an Operating Agreement and Lease Agreement with the Trustees of the California State University, has the right to possess and operate certain farming and dairy properties/facilities on the campus of California State University, Fresno (hereinafter the "Premises") for research, educational, and related purposes and uses in conformity with Title V of the California Code of Regulations Section 42500, in the furtherance of California State University, Fresno's (hereinafter the "University") educational mission; and

WHEREAS, BION is involved in the business of developing innovative livestock nutrient management systems; and

WHEREAS, BION wishes to contribute certain equipment/structures to the Agricultural Foundation for mutually-beneficial research purposes (as such purposes are described in Exhibit C hereto), and install the same on the Premises, subject to the terms and conditions contained herein; and

WHEREAS, from time to time, the California Agricultural Technology Institute (hereinafter "CATI") may serve as the designee of the Agricultural Foundation for the purposes of conducting agriculturally related research projects utilizing the property/facilities leased by the Agricultural Foundation; and

WHEREAS, it is the desire of the Agricultural Foundation, through its designee, CATI, to engage in such agriculturally related research and educational activities on the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual recitals and promises herein contained and for such other and further consideration as is hereby acknowledged, and upon consultation with their respective counsel/advisors and/or opportunity therefor, the parties agree as follows:

1. Term and Termination. (a) This Agreement shall be effective upon the due execution of the Construction Agreement (as defined below). Once effective, this Agreement shall continue in full force and effect for a period of thirty (30) days following the Completion Date (as defined in section 6(a) below) (hereinafter the "Term"), subject to earlier termination in accordance with the provisions hereof.


(b) BION shall have the right to terminate this Agreement, effective immediately upon written notice, if (i) the University Parties (as defined below) fail to substantially perform their duties pursuant hereto or (ii) the University Parties breach the provisions hereof.

(c) The Agricultural Foundation shall have the right to terminate this Agreement effective immediately upon written notice if BION fails to substantially perform its duties pursuant hereto or it breaches the provisions hereof.

2. Equipment. BION agrees that it will provide to the Agricultural Foundation, at no cost to the Agricultural Foundation, the University, the Trustees of the California State University, CATI, or the State of California, such equipment and the related structure as specified in Exhibit A attached hereto and incorporated herein by this reference (collectively, the "Equipment"). The Agricultural Foundation shall allow the Equipment to be installed on the Premises by May 1, 2003 or as soon thereafter as reasonably possible. Notwithstanding the foregoing, the parties understand and agree that the Agricultural Foundation shall be responsible for (i) its portion of the taxes set forth in Section 4(a), with BION being responsible for its own portion of said taxes pursuant thereto, (ii) the laboratory research and other costs set forth in Section 6(a), and (iii) all ongoing operational and maintenance costs related to the Transferred Equipment (as defined below) incurred following the Term.

3. Installation of Equipment. BION will cause the Equipment to be installed on that portion of the Premises identified to and approved by the Executive Director of the Agricultural Foundation, by retaining a California general contractor experienced and qualified to perform the installation of the Equipment (hereinafter the "Contractor"). The Contractor will be selected by BION, but will be subject to the reasonable approval of the Agricultural Foundation. BION will be solely responsible for all installation, installation materials and related fees, costs and expenses, and will indemnify, defend and hold harmless the Agricultural Association, the Trustees of the California State University, California State University, Fresno, CATI, the State of California (together, the "University Parties"), and each of said entities' employees, agents, representatives, divisions, directors, officers, and attorneys (hereinafter, an "Agent") from and against such installation, installation materials and related fees, costs and expenses (including, but not limited to, the cost of the Equipment, the Contractor's fees and costs, and all other related costs and expenses), as well as all liability, suits, claims and damages arising from or relating to such installation. In conformity with this paragraph 3, the Agricultural Foundation, the Contractor and BION will enter into a separate written agreement in compliance with the policies and procedures of the Agricultural Foundation, Trustees of the California State University, CATI, and California State University, Fresno, which written agreement shall detail the rights and responsibilities of the parties thereto, as it applies to the Equipment installation goods and services to be provided by the Contractor, in a form to be mutually agreed upon by the party (the "Construction Agreement").

4. Title to Equipment; License to use Equipment and Technology. (a) Title to such of the Equipment (the "Transferred Equipment") that is listed on Exhibit A but that is not listed on Exhibit B shall pass to the Agricultural Foundation upon delivery of the Equipment to Premises, provided however, that should the Agricultural Foundation substantially fail to perform its duties or obligations hereunder, or otherwise materially breach this Agreement, (i) as a result of conditions that are not beyond the control of the Agricultural Foundation, and (ii) at a time when BION is not in material breach of this

Agreement that resulted in the University Parties' above-referenced failure to perform or breach, then title to the Transferred Equipment shall be conveyed back to BION, and the University Parties agree to timely execute any documents and take any actions reasonably requested by BION to accomplish such conveyance. With respect to those items listed on Exhibit B (the "Bion Equipment"), BION shall at all times retain title thereto. BION will be solely responsible for the removal of the Bion Equipment from the Premises following the Completion Date and all costs attendant thereto. Any and all taxes payable in connection with the transfer of title to the Transferred Equipment shall be borne such that BION will pay one-half of such taxes, and the remaining one-half shall be paid by the Agricultural Foundation.

(b) BION hereby grants to the Agricultural Foundation and CATI, as designee of the Agricultural Foundation, (i) a royalty-free license, which may not be assigned or sublicensed, to use the Equipment solely to conduct the Research at the Premises, pursuant to the protocol set forth on Exhibit C hereto and the other terms and conditions hereof during the Term, and (ii) a non-exclusive, royalty-free license, which may not be assigned or sublicensed, to use the Know-How (as defined below) solely at the Premises and pursuant to the protocol set forth on Exhibit C hereto and the other terms and conditions hereof, (x) to operate the BION Equipment during the Term, and (y) to operate the Transferred Equipment during the Term and for purposes of the Fresno Research for a period of 20 years commencing upon the end of the Term. "Know-How" shall mean all technical data, information, drawings and designs, know-how, trade secrets, procedures, protocols, software object and source code, algorithms and instructions constituting part of or used in connection with the Bion System (as defined below) that is in the possession of the Licensor, to the extent that same is required for the use of the Bion System at the Premises pursuant to the terms of this Agreement. In the event that the Agricultural Foundation or CATI, as its designee, materially fails to comply with the operating conditions set forth on Exhibit C hereto, and such failure results in damage to the Bion System or interferes with the effective operation of the Bion System, then BION shall have the right to immediately terminate the licenses granted pursuant to this Section 4(b).

5. Damage to Property. (a) At no time during the Term will BION commit any act, or fail to perform any act, that damages the Premises or other property of the University Parties. Following the Completion Date and during the Term, BION will be responsible for the removal of the Bion Equipment from the Premises, and for the return of the Premises to such condition as existed prior to the execution of this Agreement, normal wear and tear excepted. Notwithstanding the foregoing, BION will promptly replace the master research control panel (which it will remove and retain following the Completion Date) with an operational control panel capable of properly controlling and monitoring the Transferred Equipment. In this regard, BION agrees that immediately following its execution of this Agreement, it will place on deposit in a trust account with the California State University, Fresno Foundation ("Foundation"), the sum of Twenty Thousand Dollars ($20,000.00) (hereinafter the "Deposit") to be held by the Foundation during the Term, as a security deposit to guarantee BION's faithful compliance with this Section 5(a). The Agricultural Foundation and BION shall both be required to execute any documents necessary for disbursements to be made from said trust account. Should BION, or anyone hired by and/or acting on behalf of BION, at any time during the Term damage the Premises or other property of the University Parties, the Agricultural Foundation shall notify BION in writing of the type and amount of such claim, including any supporting documents, and indicate that it is the intention of the Agricultural Foundation, on behalf of such damaged entity, to satisfy such claim, in whole or in part, through the
appropriation of all or a portion of the Deposit.   If the Agricultural

Foundation does not receive written notification in accordance with Section 10 hereof of BION's objection to the claim within thirty (30) calendar days following BION's receipt of the claim, BION will be deemed to have consented to settlement of the claim out of the Deposit, and BION will thereafter execute any documents as may be necessary to disburse such funds out of the Deposit to satisfy the claim. If BION does send the Agricultural Foundation notice that it objects to the claim within such thirty-day period, then the dispute shall be settled by arbitration pursuant to Section 9 hereof. BION's obligations referred to in this Section 5(a) shall not be limited to the amount of the Deposit. Any Deposit monies remaining at the end of the Term shall be returned to BION within ten (10) calendar days after the end of the Term.

(b) The Agricultural Foundation agrees that to the extent reasonably practicable, it shall ensure that, at no time during the Term will any University Party commit any act, or fail to perform any act, that damages the Equipment, unreasonably interferes with the operation of the Equipment, or otherwise compromises the integrity of the Bion System Research and/or Bion System Results (as such terms are defined below).

6. Research; Results; Ownership. (a) The Agricultural Foundation shall, and/or shall cause CATI, as designee of the Agricultural Foundation, to, utilize the Equipment on the Premises for the purpose of conducting independent, scientifically-based evaluations of the BION Nutrient Management Waste Treatment System (as further defined in Exhibit D hereto, the "Bion System") under the conditions described as "Core Conditions" in Exhibit C hereto, in order to determine the Bion System's efficacy in reducing potential pollutants released into the air, surface waters or groundwater from dairy effluents (the "Phase One Research"). In addition, the Agricultural Foundation and CATI, as designee, shall provide unrestricted access to the Premises to such persons as BION shall designate in order to enable BION to monitor the operations of the Bion System, perform maintenance, conduct evaluations of the Bion System (including under the conditions described as "Stress Conditions" in Exhibit C hereto (the "Phase Two Research" and, together with the Phase One Research, the "Bion System Research")) and for all other purposes contemplated by this Agreement. The Agricultural Foundation and CATI, as its designee, may also conduct research the focus of which is not the Bion Technology (the "Fresno Research" and, together with the Bion System Research, the "Research"). The Phase One Research shall be conducted in accordance with the protocol and within the time periods set forth in Exhibit C hereto. The Agricultural Foundation and CATI, as its designee, shall not commence the Phase One Research until BION advises them in writing that the Bion System has reached equilibrium. Copies of any and all raw data, analyses and lab results resulting from or relating to the Research or any other analyses of the BION System, or collected from the Bion System by any of the University Parties, their contracted researchers, and/or any other Agents thereof (the "Data"), shall be submitted to BION immediately. The parties agree that the Agricultural Foundation or CATI, as its designee, shall complete the Phase One Research and deliver to BION a final written report thereon (the "Phase One Report"), which shall set forth in detail the findings of the Phase One Research, within a period of sixty (60) days from the date on which the Phase One Research is completed in accordance with Exhibit C hereto. The date on which BION has received the Phase One Report shall hereinafter be referred to as the "Completion Date." BION shall have the right to approve or disapprove of the Phase One Report for any reason whatsoever. If BION approves of the Phase One Report, it shall deliver a written notice so indicating to the Agricultural Foundation. Failure of BION to notify the Agricultural Foundation or CATI of BION's approval or disapproval of the Phase One Report within fourteen (14) calendar days following the Completion Date shall be deemed to be an approval of the Phase One Report. Upon the actual or deemed approval of BION in accordance with this Subsection, the Agricultural Foundation and/or CATI shall have the right to publish the Phase One report pursuant to this Section 6. In the event that BION disapproves of the Phase One Report by so notifying the Agricultural Foundation or CATI within the 14-day period described above, BION shall have the right to append comments to the Phase One Report, which shall in all cases be published or disseminated with the Phase One Report. BION shall provide such comments to the Agricultural Foundation or CATI within thirty (30) days following the Completion Date. In the event that the Agricultural Foundation and/or CATI, to their knowledge, substantially fails to adhere to the protocol relative to the Phase One Research set forth on Exhibit C hereto, then the Agricultural Foundation and/or CATI shall (i) promptly disclose such failure to BION and
(ii) include in their portion of the Phase One Report a clear statement that, and the manner in which, such protocol materially was not followed. The laboratory costs and all other costs of the Phase One Research and any Fresno Research, and delivery of the Phase One Report and any other Data to BION, shall be borne by the Agricultural Foundation. The laboratory costs and all other costs of the Phase Two Research shall be borne by BION.

(b) BION shall own all rights, title and interest in and to the results of the Bion System Research and the Data related thereto, including the Phase One Report, and any interim reports (collectively, the "Bion System Results").
The Agricultural Foundation shall own all rights, title and interest in and to the Fresno Research. However, the University Parties shall have a non-exclusive right to publish and otherwise disseminate the Phase One Report, provided that (i) such Phase One Report is delivered to BION at least fourteen
(14) days prior to its dissemination and (ii) if BION disapproves of the report pursuant to Subsection 6(a) above, then BION shall be permitted to append comments and/or require the Agricultural Foundation and/or CATI to include a statement in the Phase One Report in accordance with the provisions of Subsection 6(a) above. The University Parties will, at any time at BION's request and at BION's cost, execute and deliver to BION such assignments, certificates or other instruments as BION may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend BION's right, title and interest in and to the Bion System Results.

(c) The Bion Equipment, the Bion System, the Know-How and any and all Improvements (defined below) (collectively, the "Bion Technology") are and shall remain the sole and exclusive property of BION. For purposes hereof, "Improvements" shall mean any version, enhancement, modification or refinement of the Bion System, the Know-How and/or technologies related to biological nutrients, odor, air emission and residuals conversion and/or control processes, anaerobic treatment processes, residuals/waste management and water reuse, whether patented or not, which is capable of improving the technical and/or economic characteristics of the Bion System and the Know-How or such technologies. Intellectual property rights regarding products, procedures, processes, or inventions developed through use of the Transferred Equipment following the Term that do not relate to the Bion Technology shall be solely owned by the Agricultural Foundation and CATI. Intellectual property rights regarding products, procedures, processes, or inventions developed through use of the Equipment during or following the Term that relate to the Bion Technology shall be solely owned by BION. Notwithstanding the foregoing, (i) for a period of twenty (20) years following the Term, the Agricultural Foundation and/or CATI may engage in research using the Transferred Equipment and/or any aspect of the Know-How for the development of a theretofore unique application/use thereof with regard to dairy air and/or water emissions, residual/waste treatment, water reuse, anaerobic treatment, or related dairy purposes/uses, (ii) prior to engaging in such research, the Agricultural

Foundation or CATI shall offer BION a right of first refusal to partner in such research and jointly own any intellectual property developed thereby, and
(iii) should BION decline to exercise the aforementioned right of first refusal, then all intellectual property developed through such research shall be solely owned by the Agricultural Foundation and/or CATI.

7. Confidential Information. (a) Each party will, and shall cause its Agents to (and, in the case of the Agricultural Foundation, will cause the other University Parties and their Agents to), maintain all information received by it from the other party in trust and confidence and will not disclose any such information ("Confidential Information") to any third party or use any such Confidential Information for any purposes other than those purposes permitted under this Agreement, all under terms and conditions similar to those specified in that certain "Confidentiality/Proprietary Information Agreement," dated April 24, 2002, executed by and between BION and California State University, Fresno and incorporated herein by this reference (the "Confidentiality Agreement"). Each party may use the other party's Confidential Information only to the extent explicitly permitted under this Agreement or required to accomplish the purposes of this Agreement. Except as otherwise explicitly provided herein, all information related to the Bion System Research, Bion System Results and the Bion Technology shall be treated as the Confidential Information of BION for purposes of this provision. Each party shall, and shall cause its Agents to (and, in the case of the Agricultural Foundation, will cause the other University Parties and their Agents to), use at least the same standard of care as it uses to protect its own Confidential Information of a similar nature to ensure that its Agents do not disclose or make any unauthorized use of such Confidential Information, but in any event no less than reasonable care. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

(b) Confidential Information shall not include any information that the receiving party can demonstrate by competent written records: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party in breach hereof, generally known or available; (ii) is known by the receiving party, through a third party source, at the time of receiving such information, as evidenced by its written records; (iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (iv) is independently developed by the receiving party without use of the Confidential Information of the other party or any breach of this Agreement; or (v) is the subject of a written permission to disclose provided by the disclosing party.

(c) Notwithstanding any other provision of this Agreement, each party may disclose Confidential Information if such disclosure: (i) is in response to an apparently valid subpoena, or order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto; (ii) is otherwise required by law or regulation; provided, however, that the responding party shall first have given notice to the other Party hereto; or (iii) is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary under the circumstances.

(d) In the event this Agreement is terminated, each Party shall return to the other party all Confidential Information received by it from the other party, provided, however, that each party may keep one copy of such Confidential Information for legal archival purposes. Access to the copy so retained by each party's legal department shall be restricted to counsel and such

Confidential Information shall not be used except in the resolution of any claims or disputes arising out of this Agreement.

8. Indemnification. BION shall indemnify, defend and hold harmless the Trustees of the California State University, the State of California, and all of said entities' Agents from and against any and all claims, damages, suits, costs, expenses and liabilities arising out of BION's breach of any of its obligations contained in this Agreement. BION shall indemnify, defend and hold harmless the Agricultural Foundation and CATI, and all of said entities' Agents from and against any and all claims, damages, suits, costs, expenses and liabilities arising out of BION's breach of any of its obligations contained herein. The Agricultural Foundation shall indemnify, defend and hold harmless BION, and all of its Agents from and against any and all claims, damages, suits, costs, expenses and liabilities arising out of a University Party's breach of any of their obligations contained herein.

9. Dispute Settlement. Any dispute regarding the construction or application of any of the terms, provisions, or conditions of this Agreement shall on the written request of either party served on the other, be resolved by arbitration in accordance with the rules and procedures set forth in California Code of Civil Procedure Sections 1280-1294.2, including the right to conduct the discovery specified in C.C.P. Section 1283.05. All such disputes shall be arbitrated in Fresno, California. The arbitration shall be before one neutral arbitrator to be selected in accordance with the Commercial Rules of the American Arbitration Association, which shall assume responsibility for administering said arbitration. The arbitrator shall be a member of the California State bar actively engaged in the practice of law; or a retired member of the state or federal judiciary. The substantive law of the State of California, including its statue of limitations applicable to the commencement of a lawsuit, shall apply to the arbitration. The arbitrator shall follow the rules of evidence of the State of California relating to the trial of a civil action. The arbitrator is empowered to grant summary rulings in response to motions filed by a party prior to the final decision of the arbitrator and may grant any remedy or relief that a court of the State of
California may grant under the circumstances.    The cost of the arbitration
shall be borne by the losing party or in such proportions, as the arbitrator deems appropriate. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The parties hereto understand that by signing this Agreement, they are waiving any rights they may possess to have such disputes litigated in a court or by jury trial.

10. Notices. All notices and demands which either party is required to or desires to give to the other shall be given in writing by personal delivery, express courier service or by telecopy to the address or telecopy number set forth below for the respective party, provided that if any party gives notice of a change of name, address or telecopy number, notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or a demand is being given.

The Agricultural Foundation:

The Agricultural Foundation of California State University, Fresno
Attn.: Executive Director
2771 East Shaw Avenue
Fresno, CA  93710-8205
(559) 278-0800 (phone)
(559) 278-0989 (fax)

With courtesy copy to:

CATI
Attention: Joe Bezerra
2910 E. Barstow Ave.
Fresno, CA  93740-8009
(559) 278-2361

BION:

Bion Environmental Technologies, Inc.
Attn.: David Mitchell, Chief Executive Officer
Address: 18 East 50th Street, 10th Floor
New York, New York 10022
Phone Number: (212) 758-6622
Fax Number: (212) 758-8844

11. Entire Agreement. This Agreement and any and all documents/materials referenced herein shall constitute the entire agreement between the parties on the subject matter hereof. This Agreement supersedes all prior understandings or agreements, oral, parole, or otherwise, except that the Confidentiality Agreement shall remain in full force and effect to the extent it is not inconsistent with the terms and conditions of Section 7 hereof. No such understanding or agreement not incorporated herein shall be binding upon the
parties hereto.   This Agreement may be amended only in a writing signed by
the parties hereto.

12. Relationship of Parties. This Agreement is not intended to constitute, create, give rise to, or otherwise recognize a joint venture, partnership or formal business entity of any kind. Neither party hereto shall have the authority to enter into any obligation on behalf of the other, or to represent itself as an agent or representative of the other.

13. Attorney Fees. In any action or proceeding brought by a party hereto, seeking to enforce any of its rights or obligations incurred hereunder, the prevailing party in such action shall be entitled to reasonable attorney fees and costs incurred therein in addition to any other relief to which such party may be entitled.

14. Due Investigation. Unless otherwise expressly provided herein, the parties and signatories hereto and each of them expressly acknowledge and agree that it:

a)     Is separately represented and advised as to the subject matter hereof;

b) Has undertaken its own investigation of this transaction and the possible effects/consequences thereof;

c) Has been afforded an opportunity to consult with respective counsel, advisors, and/or consultants; and

d) Has not relied upon any claim, representation, and/or warranty made by any party hereto, or the agent thereof, except to the extent expressly set forth herein.

15. Construction. The parties and signatories and each of them further acknowledge and agree that this Agreement has been jointly prepared by the parties hereto, that it will be construed fairly as to both parties, and that it shall not be construed against either party solely as a result of the drafting thereof.

16. Amendments. No amendment, modification, or assignment of this Agreement shall be valid unless made in a writing signed by the parties.

17. Due Authorization, Etc. The parties represent and warrant that the execution, delivery, and performance of this Agreement are within their respective powers, have been duly authorized by all necessary action, do not require any consent or other action by or in respect of or filing with, any third party or governmental body or agency, and do not contravene, violate or conflict with, or constitute a default under, any provision of applicable law or regulation or charter or bylaws, or any agreement, judgment, injunction, order, decree or other instrument binding upon the parties or any of them.

18. Survival. Sections 5(a), 6(b), 6(c), 7, 8, and 9 shall survive the termination of this Agreement; and the licenses granted in Section 4(b) shall survive for the periods set forth therein.

19. Counterparts. This Agreement may be executed in separate counterparts, and by the Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been entered in counterparts on the date first set forth above and is effective upon its full execution.

Signed:

BION

BION ENVIRONMENTAL TECHNOLOGIES, INC.

By:  /s/ David Mitchell
     Name:  David Mitchell
     Title:  Chief Executive Officer

Date:  12/9, 2002


AGRICULTURAL FOUNDATION

THE AGRICULTURAL FOUNDATION OF CALIFORNIA STATE UNIVERSITY, FRESNO


By:  /s/ D.S. Adishan-Astone
     Deborah S. Adishian-Astone, Executive Director

Date:  12/5, 2002


Approved by:

/s/ Carl Pherson
Carl Pherson, Agricultural Operations

Date: 12/3, 2002


/s/ Joe Bezerra
Joe Bezerra, CATI

Date: 12/4, 2002



                                         EXHIBITS


Exhibit A:     Equipment

Exhibit B:     Bion Equipment

Exhibit C:     (i) Protocol for influent sampling, testing procedures, and interpretation of data; etc.
              (ii) Description of "Core Conditions," and "Stress Conditions"
             (iii) Timing of two phases and related protocol
              (iv) Research purposes
              (v) General operating parameters during and following Term of Agreement (e.g., include operating manual)

Exhibit D:     Definition of Bion System